Exhibit 99.1

Vicor Corporation Announces First Quarter Results

    ANDOVER, Mass.--(BUSINESS WIRE)--April 17, 2003--Vicor Corporation (NASDAQ:VICR) today announced its financial results for the quarter ended March 31, 2003. Revenues for the quarter were $37,740,000 compared with $34,620,000 for the corresponding period a year ago. The Company reported a loss before taxes of $6,374,000 compared with a loss before taxes of $7,765,000 in 2002. The Company reported a net loss for the quarter of $6,629,000 compared with a net loss of $4,931,000 in 2002, and a diluted loss per share of $.16 compared with a diluted loss per share of $.12 in 2002. Net loss for the quarter ended March 31, 2003 was higher than the comparable quarter in 2002 because of a tax rule change limiting the availability of tax loss carry-backs in 2003 as discussed below.
    In the first quarter, revenues increased by 9.0% over the first quarter of 2002, but decreased by 9.4% on a sequential basis from the fourth quarter of 2002. The overall book to bill for the first quarter was 1.0:1 compared with 0.9:1 for the fourth quarter of 2002. Orders during the quarter increased by 3.6% compared with the fourth quarter. The order pattern by most customers was focused on filling short-term requirements and, consequently, visibility based on backlog remained limited. The Company finished the first quarter with approximately $32.6 million in backlog compared to $31.9 million at the end of 2002.
    In the first quarter, gross margin was 23.6%, which was unchanged from the first quarter of 2002, but gross margin decreased by 2.5% sequentially from the fourth quarter of 2002. The Company continued to operate on reduced work schedules for hourly factory employees and required mandatory use of accrued personal time by all others.
    Depreciation and amortization in the quarter was $5.7 million and capital additions were $1.9 million.
    The tax provision for the first quarter of 2003 was 4%. During 2002, the Company recorded a tax benefit of 36.5% reducing after tax losses due to a carry-back provision allowed by a temporary change in the tax laws. Beginning in 2003, with tax rules reverting to a carry-back limited to two years, any losses incurred will only be available to offset future taxable income. A provision in 2003 is required as the Company operates in various state and international taxing jurisdictions, subject to a variety of income and related taxes.
    Cash and short-term investments were $97.8 million, a decrease of $3.1 million from the end of 2002. This decrease is attributable in part to the repurchase of 453,400 shares of the Company's common stock for approximately $2.6 million during the first quarter. The Company has $26 million remaining on its authorized stock buy-back plan.
    Inventories decreased by approximately $4.0 million to $26.3 million as compared with $30.3 million at the end of 2002.
    During the quarter, the Company received 110 new design wins for its second-generation modules via its proprietary VDAC design system and 53 new design wins for its VIPAC customer-configurable power systems. The Company believes that some of these design wins will result in future production orders.
    During the quarter, the Company successfully demonstrated prototype converters exhibiting major advances in power density, conversion efficiency and speed and utilizing proprietary power conversion technologies invented by the Company. Product development opportunities based on these technologies were confidentially reviewed with certain key customers as part of the Company's plan to develop a suite of products for target applications in broad markets. The Company expects to announce first products based on these disruptive technologies later in this quarter.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call on Thursday, April 17, 2003 at 5:00 p.m. (EDST). Shareholders interested in participating in the call, should call 1-800-299-0433 at approximately 4:50 p.m. and use the Passcode 83631787. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through 5:00 p.m. on April 24, 2003. The replay dial-in number is 1-888-286-8010 and the Passcode is 4376385. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop new products cost-effectively and our ability to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.


VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                     QUARTER ENDED
                                                      (Unaudited)
----------------------------------------------------------------------
                                                   MAR 31,     MAR 31,
                                                    2003        2002
----------------------------------------------------------------------
Net revenues                                      $37,740     $34,620
----------------------------------------------------------------------

Costs and expenses
          Cost of sales                            28,833      26,458
          Sales & administration                   10,324      10,253
          Research & development                    5,334       5,107
----------------------------------------------------------------------
                                                   44,491      41,818

Operating loss                                     (6,751)     (7,198)
----------------------------------------------------------------------

Other income (expense), net                           377        (567)
----------------------------------------------------------------------

Loss before taxes                                  (6,374)     (7,765)

Benefit (provision) for income taxes                 (255)      2,834
----------------------------------------------------------------------
Net loss                                         ($ 6,629)   ($ 4,931)
======================================================================

Net loss per share:
           Basic                                  ($ 0.16)    ($ 0.12)
           Diluted                                ($ 0.16)    ($ 0.12)
----------------------------------------------------------------------

Shares outstanding:
           Basic                                   42,054      42,405
           Diluted                                 42,054      42,405
----------------------------------------------------------------------


VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                 MAR 31,      DEC 31,
                                                  2003         2002
                                               (Unaudited) (Unaudited)
----------------------------------------------------------------------
Assets
----------------------------------------------------------------------

Current  Assets
        Cash and cash equivalents                 $72,380     $72,120
        Short-term investments                     25,466      28,779
        Accounts receivable                        24,830      22,469
        Inventories                                26,258      30,325
        Refundable income taxes                     8,846       8,846
        Deferred tax assets                         8,126       8,126
        Other current assets                        2,259       2,399
----------------------------------------------------------------------
                  Total current assets            168,165     173,064

Property and equipment, net                        95,120      98,738
Other assets                                        6,572       6,643
----------------------------------------------------------------------
                                                 $269,857    $278,445
======================================================================

Liabilities and Stockholders' Equity
----------------------------------------------------------------------

Current Liabilities
        Accounts payable                           $5,479      $5,724
        Accrued compensation and benefits           4,284       3,379
        Other accrued liabilities                  11,223      11,282
----------------------------------------------------------------------
                 Total current liabilities         20,986      20,385

Deferred income taxes - long term                  10,018      10,027

Stockholders' Equity
        Capital stock                             146,444     146,433
        Retained earnings                         196,769     203,398
        Treasury stock                           (104,360)   (101,798)
----------------------------------------------------------------------
                 Total stockholders' equity       238,853     248,033
----------------------------------------------------------------------
                                                 $269,857    $278,445
======================================================================

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978/470-2900